Exhibit 10.1

ADDENDUM I TO THE LEASE AGREEMENT

This agreement (hereinafter “Addendum I to the Lease Agreement” or “Addendum I”) is entered into this 3rd day of February, 2010, by and between 30 West 46 LLC d/b/a Goldhaber Las Colinas, LLC, a New York limited liability corporation, (“Landlord”), successor-in-interest to1440 Corporate, L.P., a Texas limited partnership, and EFJ, Inc. n/k/a EF Johnson Technologies, Inc., a Delaware corporation with its principal place of business at 1440 Corporate Drive, Irving, Texas  75038 (“Tenant”).  Landlord and Tenant may be collectively referred to as the “Parties”.

WHEREAS, Tenant and the Landlord’s predecessor-in-interest entered into a certain Lease Agreement (the “Lease”) dated March 31, 2006 whereby Landlord agreed to lease to Tenant a certain building whose street address is 1440 Corporate Drive, Irving, Texas (the “Building”) and the parcel of land upon which the Building is located (the “Land”).  The Building and the Land are collectively referred to as the “Premises”.

WHEREAS, the initial term of the Lease is 120 months, commencing on March 31, 2006 and ending on March 31, 2016 (the “Term”) pursuant to Article 4 of the Lease;

WHEREAS, the Parties have agreed to modify and extend the Term for an additional three-year period commencing on March 31, 2016 and ending on March 31, 2019 (the “Extension Term”) with monthly rental payments for the Extension Term as set forth below;

WHEREAS, in consideration of Tenant agreeing to the Extension Term at the agreed-upon terms, Landlord agrees to reduce twelve (12) monthly rental payments for the Premises due and owing from Tenant for the period of time defined below and shall agree to release the escrow currently being held by the Unum Group (the “Unum”) to Tenant;

WHEREAS, Landlord and Tenant agree to modify the Lease accordingly.

W I T N E S S E T H:

1.     Article 4 is hereby modified to read in its entirety as follows:

Term.   The term of this Lease is 156 months, commencing on March 31, 2006 (the “Commencement Date”) and ending at 5:00 p.m. on March 31, 2019.

2.     Article 6 is hereby modified to include the following provision:  The Basic Rent for twelve (12) monthly payments commencing May 2009 and ending April 2010 shall be reduced by the amount of Six Thousand and NO/100 Dollars ($6,000.00) per month; therefore, the monthly payments for such period shall be Thirty-Five Thousand Six Hundred Sixty-Six and NO/100 Dollars ($35,666.66).  The Basic Rent shall increase to Forty-One Thousand Six Hundred Sixty-Six and 66/100 Dollars ($41,666.66) for the period commencing May 2010 and ending March 2016.  For the Extension Term, the Basic Rent shall be the  current market rate determined by mutual agreement of the parties.  Such agreement shall be in writing and based on the research and conclusions of two independent real estate professionals (one named by each of the parties) who have extensive and proven knowledge and expertise in the Dallas-Fort Worth commercial real estate market.  In the event the aforementioned real estate professionals cannot agree on the current market rate, they shall jointly name an independent mediator who has extensive and proven knowledge and expertise in the Dallas-Fort Worth commercial real estate market to resolve the dispute.  The arbitrator’s decision shall be final and binding upon the parties.  Each party shall bear the expenses of its respectively named real estate professional and any expenses incurred for the mediator shall be born equally by the parties.

3.     Landlord hereby agrees to release to Tenant the escrow in the amount of Twenty-Eight Thousand and NO/100 Dollars ($28,000.00) currently being held by Unum and shall execute all required paperwork to effect such release.  It shall be the Tenant’s responsibility to obtain the estoppel certificate from the Las Colinas Association  required to release the escrow.

4.     In the event of inconsistencies between Addendum I to the Lease Agreement and the Lease, Addendum I shall take precedence.

5.     All other terms and conditions of the Lease remain in full force and effect.

IN WITNESS WHEREOF, the undersigned parties have caused this Addendum I to the Lease Agreement to be executed as of the day and year first above written.

TENANT:

EFJ, Inc. n/k/a EF Johnson Technologies, Inc.

Name:	/s/ Michael E. Jalbert

Title:	Chairman & CEO

Date:	1-25-10

LANDLORD:

30 West 46, LLC d/b/a Goldhaber Las Colinas, LLC

Name:	/s/ Sanford Goldhaber

Title:	Managing Member

Date:	2/3/10